Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated April 1, 2019 relating to the financial statements of Ritter Pharmaceuticals, Inc. as of and for the years ended December 31, 2018 and 2017 (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), and to the reference to us under the caption “Experts,” which is contained in the Registration Statement.

/s/ Mayer Hoffman McCann P.C.
Los Angeles, California
February 4, 2020